Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 16, 2024, with respect to the consolidated financial statements of Marti Technologies, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Bağımsız Denetim ve SMMM A.Ş.

Istanbul, Turkey

August 30, 2024